PRESS RELEASE
COMCAST REPORTS 2nd QUARTER 2024 RESULTS
PHILADELPHIA - July 23, 2024… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2024.
“We grew Adjusted EPS high single digits and continued to invest aggressively in our businesses while returning $3.4 billion to shareholders," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "Broadband ARPU increased by 3.6% and we delivered 6% revenue growth in our connectivity businesses, while expanding our Adjusted EBITDA margin across Connectivity & Platforms to a record-high 41.9%. Media returned to Adjusted EBITDA growth, driven by Peacock, which delivered the best year-over-year improvement for any quarter since its launch in 2020. In Studios and Theme Parks, we faced difficult comparisons to last year, but our upcoming film and TV content and the debut of Epic Universe bode very well for the future. More broadly, I am excited about the growth opportunities ahead, as our teams innovate and collaborate to connect our customers, viewers and guests to the moments that matter. The Paris Summer Olympics is a perfect example of this, where starting this Friday our company will be leveraging our most advanced technology and expertise in storytelling to provide millions of households in the U.S. with the finest, most expansive television and streaming coverage in media history for an Olympics or perhaps any televised event… and even more important, an experience they hopefully will never forget."

($ in millions, except per share data)
	2nd Quarter
Consolidated Results	2024	2023	Change

Revenue	$29,688	$30,513	(2.7%)
Net Income Attributable to Comcast	$3,929	$4,248	(7.5%)
Adjusted Net Income[1]	$4,735	$4,723	0.2%
Adjusted EBITDA[2]	$10,171	$10,244	(0.7%)
Earnings per Share[3]	$1.00	$1.02	(1.3%)
Adjusted Earnings per Share[1]	$1.21	$1.13	7.0%
Net Cash Provided by Operating Activities	$4,724	$7,197	(34.4%)
Free Cash Flow[4]	$1,338	$3,421	(60.9%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
2nd Quarter 2024 Highlights:
•Adjusted EPS Increased 7.0% to $1.21; Generated Free Cash Flow of $1.3 Billion, Including a Tax Payment Related to the Previously Announced Hulu Transaction and Other Tax Related Matters
•Return of Capital to Shareholders Totaled $3.4 Billion Through a Combination of $1.2 Billion in Dividend Payments and $2.2 Billion in Share Repurchases
•Connectivity & Platforms Adjusted EBITDA Increased 1.6% to $8.5 Billion and Adjusted EBITDA Margin Increased 90 Basis Points to 41.9%, Its Highest on Record
•Continued the Successful Execution of Our Domestic Network Expansion and Upgrade Strategy; Expanded Deployment of Mid-Split Technology to 42% of Our Footprint; And Added 302,000 New Homes and Businesses Passed in the Second Quarter
•Domestic Broadband Average Rate Per Customer Increased 3.6%, Driving Domestic Broadband Revenue Growth of 3.0% to $6.6 Billion
•Domestic Wireless Customer Lines Increased 20% Compared to the Prior Year Period to 7.2 Million, Including Net Additions of 322,000 in the Second Quarter
•Business Services Connectivity Adjusted EBITDA Increased 4.4% to $1.4 Billion and Adjusted EBITDA Margin Was 57.0%
•Media Adjusted EBITDA Increased 9.0% to $1.4 Billion, Driven by Improved Performance at Peacock
•Peacock Paid Subscribers Increased 38.0% Compared to the Prior Year Period to 33 Million; Peacock Revenue Increased 28% to $1.0 Billion; Best Year-Over-Year Improvement in Adjusted EBITDA for Any Quarter Since Launch in 2020

2nd Quarter Consolidated Financial Results
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Revenue decreased 2.7% compared to the prior year period. Net Income Attributable to Comcast decreased 7.5%. Adjusted Net Income and Adjusted EBITDA were consistent with the prior year period.

Earnings per Share (EPS) decreased 1.3% to $1.00. Adjusted EPS increased 7.0% to $1.21.

Capital Expenditures decreased 8.1% to $2.7 billion. Connectivity & Platforms’ capital expenditures decreased 12.9% to $1.9 billion, reflecting lower spending on customer premise equipment and scalable infrastructure, partially offset by higher investment in line extensions and support capital. Content & Experiences' capital expenditures increased 4.4% to $845 million, primarily driven by investment in Theme Parks, which continues to reflect significant spending due to the construction of Epic Universe theme park in Orlando, which is scheduled to open in 2025.

Net Cash Provided by Operating Activities was $4.7 billion. Free Cash Flow was $1.3 billion, including a tax payment during the quarter related to the previously announced Hulu transaction and other tax related matters.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 56.4 million of its shares for $2.2 billion, resulting in a total return of capital to shareholders of $3.4 billion.

Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	2nd Quarter
	2024	2023	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,824	$18,068	(1.4%)	(1.5%)
Business Services Connectivity	2,421	2,292	5.7%	5.7%
Total Connectivity & Platforms Revenue	$20,245	$20,360	(0.6%)	(0.7%)

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$7,103	$7,024	1.1%	1.1%
Business Services Connectivity	1,380	1,322	4.4%	4.4%
Total Connectivity & Platforms Adjusted EBITDA	$8,483	$8,346	1.6%	1.6%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	39.9%	38.9%	100 bps	100 bps
Business Services Connectivity	57.0%	57.7%	(70) bps	(70) bps
Total Connectivity & Platforms Adjusted EBITDA Margin	41.9%	41.0%	90 bps	90 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Connectivity & Platforms was consistent with the prior year period. Adjusted EBITDA increased compared to the prior year period due to growth in both Residential Connectivity & Platforms Adjusted EBITDA and Business Services Connectivity Adjusted EBITDA. Adjusted EBITDA margin increased to 41.9%.

(in thousands)			Net Additions / (Losses)

			2nd Quarter
	2Q24	2Q23	2024	2023
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	31,426	31,761	(128)	(65)
International Residential Connectivity & Platforms Customer Relationships	17,638	17,884	(144)	(167)
Business Services Connectivity Customer Relationships	2,632	2,635	(3)	5
Total Connectivity & Platforms Customer Relationships	51,696	52,280	(275)	(228)

Domestic Broadband
Residential Customers	29,583	29,796	(110)	(20)
Business Customers	2,485	2,509	(10)	1
Total Domestic Broadband Customers	32,068	32,305	(120)	(19)

Total Domestic Wireless Lines	7,199	5,984	322	316

Total Domestic Video Customers	13,199	14,985	(419)	(543)

Total Customer Relationships for Connectivity & Platforms decreased by 275,000 to 51.7 million, primarily reflecting decreases in Residential Connectivity & Platforms customer relationships. Total domestic broadband customer net losses were 120,000, total domestic wireless line net additions were 322,000 and total domestic video customer net losses were 419,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	2nd Quarter
	2024	2023	Change

Revenue
Domestic Broadband	$6,569	$6,377	3.0%	3.0%
Domestic Wireless	1,019	869	17.3%	17.3%
International Connectivity	1,148	1,002	14.6%	13.7%
Total Residential Connectivity	8,736	8,248	5.9%	5.8%
Video	6,781	7,358	(7.8%)	(7.9%)
Advertising	993	993	—%	(0.2%)
Other	1,313	1,469	(10.6%)	(10.8%)
Total Revenue	$17,824	$18,068	(1.4%)	(1.5%)

Operating Expenses
Programming	$4,248	$4,579	(7.2%)	(7.3%)
Non-Programming	6,472	6,465	0.1%	(0.1%)
Total Operating Expenses	$10,721	$11,044	(2.9%)	(3.1%)

Adjusted EBITDA	$7,103	$7,024	1.1%	1.1%
Adjusted EBITDA Margin	39.9%	38.9%	100 bps	100 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Residential Connectivity & Platforms decreased compared to the prior year period, reflecting decreases in video and other revenue, partially offset by increases in domestic broadband, domestic wireless and international connectivity revenue. Domestic broadband revenue increased due to higher average rates. Domestic wireless revenue increased primarily due to an increase in the number of customer lines. International connectivity revenue increased due to increases in broadband revenue from higher average rates and in wireless revenue, primarily reflecting higher sales of wireless services. Video revenue decreased due to a decline in the number of video customers, partially offset by an overall increase in average rates. Other revenue decreased primarily due to lower residential wireline voice revenue, driven by a decline in the number of customers. Advertising revenue was consistent primarily due to lower domestic nonpolitical advertising, offset by higher domestic political advertising.

Adjusted EBITDA for Residential Connectivity & Platforms increased due to lower operating expenses. Programming expenses decreased primarily due to a decline in the number of domestic video customers, partially offset by rate increases under our domestic programming contracts. Non-programming expenses were consistent primarily reflecting an increase in direct product costs, offset by lower marketing and promotion expenses. Adjusted EBITDA margin increased to 39.9%.

Business Services Connectivity

($ in millions)				Constant Currency Change[5]
	2nd Quarter
	2024	2023	Change

Revenue	$2,421	$2,292	5.7%	5.7%
Operating Expenses	1,041	970	7.4%	7.4%
Adjusted EBITDA	$1,380	$1,322	4.4%	4.4%
Adjusted EBITDA Margin	57.0%	57.7%	(70) bps	(70) bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Business Services Connectivity increased due to an increase in revenue from medium-sized and enterprise customers, and an increase in revenue from small business customers driven by higher average rates.

Adjusted EBITDA for Business Services Connectivity increased due to higher revenue, partially offset by higher operating expenses. The increase in operating expenses was primarily due to increases in direct product costs and technical and support costs. Adjusted EBITDA margin decreased to 57.0%.

Content & Experiences

($ in millions)
	2nd Quarter
	2024	2023	Change
Content & Experiences Revenue
Media	$6,324	$6,195	2.1%
Studios	2,253	3,087	(27.0%)
Theme Parks	1,975	2,209	(10.6%)
Headquarters & Other	10	13	(23.3%)
Eliminations	(505)	(631)	20.0%
Total Content & Experiences Revenue	$10,057	$10,873	(7.5%)

Content & Experiences Adjusted EBITDA
Media	$1,356	$1,244	9.0%
Studios	124	255	(51.4%)
Theme Parks	632	833	(24.1%)
Headquarters & Other	(198)	(200)	0.7%
Eliminations	36	56	(35.2%)
Total Content & Experiences Adjusted EBITDA	$1,949	$2,187	(10.9%)

Revenue for Content & Experiences decreased compared to the prior year period driven by Studios and Theme Parks, partially offset by growth at Media. Adjusted EBITDA for Content & Experiences decreased due to declines in Theme Parks and Studios, partially offset by growth at Media.

Media

($ in millions)
	2nd Quarter
	2024	2023	Change
Revenue
Domestic Advertising	$1,991	$2,027	(1.7%)
Domestic Distribution	2,764	2,615	5.7%
International Networks	1,102	1,035	6.5%
Other	467	518	(9.9%)
Total Revenue	$6,324	$6,195	2.1%
Operating Expenses	4,968	4,951	0.4%
Adjusted EBITDA	$1,356	$1,244	9.0%

Revenue for Media increased due to higher domestic distribution and international networks revenue, partially offset by lower other and domestic advertising revenue. Domestic distribution revenue increased primarily due to higher revenue at Peacock, driven by an increase in paid subscribers compared to the prior year period. International networks revenue increased primarily reflecting an increase in revenue associated with the distribution of sports networks. Other revenue decreased primarily due to lower revenue from licensing our technology. Domestic advertising revenue decreased primarily due to lower revenue at our networks, partially offset by an increase in revenue at Peacock.

Adjusted EBITDA for Media increased due to higher revenue and consistent operating expenses. The consistent operating expenses were due to decreases in marketing and promotion costs and programming and production costs, offset by an increase in other expenses, each primarily related to Peacock. Media results include $1.0 billion of revenue and an Adjusted EBITDA6 loss of $348 million related to Peacock, compared to $820 million of revenue and an Adjusted EBITDA6 loss of $651 million in the prior year period.

Studios

($ in millions)
	2nd Quarter
	2024	2023	Change
Revenue
Content Licensing	$1,714	$1,821	(5.9%)
Theatrical	237	913	(74.1%)
Other	302	354	(14.6%)
Total Revenue	$2,253	$3,087	(27.0%)
Operating Expenses	2,130	2,833	(24.8%)
Adjusted EBITDA	$124	$255	(51.4%)

Revenue for Studios decreased primarily due to lower theatrical revenue and content licensing revenue. Theatrical revenue decreased primarily due to higher revenue from the volume and strength of theatrical releases in the prior year period, including The Super Mario Bros. Movie and Fast X. Content licensing revenue declined primarily due to the timing of when content was made available by our television studios.

Adjusted EBITDA for Studios decreased due to lower revenue, which more than offset lower operating expenses. The decrease in operating expenses primarily reflected lower programming and production expenses, mainly due to lower costs associated with theatrical releases.

Theme Parks

($ in millions)
	2nd Quarter
	2024	2023	Change

Revenue	$1,975	$2,209	(10.6%)
Operating Expenses	1,343	1,376	(2.4%)
Adjusted EBITDA	$632	$833	(24.1%)

Revenue for Theme Parks decreased primarily due to lower revenue at our domestic theme parks, driven by lower guest attendance, as well as the negative impact of foreign currency at international theme parks.

Adjusted EBITDA for Theme Parks decreased, reflecting lower revenue, which more than offset lower operating expenses.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the second quarter was $198 million, compared to a loss of $200 million in the prior year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $505 million, compared to $631 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $36 million, compared to a benefit of $56 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	2nd Quarter
	2024	2023	Change
Corporate & Other
Revenue	$706	$654	8.0%
Operating Expenses	966	957	1.0%
Adjusted EBITDA	($260)	($303)	14.1%

Eliminations
Revenue	($1,320)	($1,373)	(3.8%)
Operating Expenses	(1,320)	(1,386)	(4.8%)
Adjusted EBITDA	($1)	$14	NM

NM=comparison not meaningful.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; our Sky-branded video services and television networks in Germany; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo. Corporate & Other Adjusted EBITDA increased primarily due to an increase related to Sky operations in Germany.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.3 billion, compared to $1.4 billion in the prior year period, and Adjusted EBITDA eliminations were a loss of $1 million compared to a benefit of $14 million in the prior year period.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
Numerical information is presented on a rounded basis using actual amounts, unless otherwise noted. The change in Peacock paid subscribers is calculated using rounded paid subscriber amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, July 23, 2024, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available today, July 23, 2024, starting at 11:30 a.m. ET on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2024	2023	2024	2023
Revenue	$29,688	$30,513	$59,746	$60,205

Costs and expenses
Programming and production	7,961	8,849	16,784	17,853
Marketing and promotion	1,922	2,100	3,940	4,063
Other operating and administrative	9,630	9,317	19,487	18,618
Depreciation	2,153	2,195	4,328	4,459
Amortization	1,387	1,343	2,762	2,856
	23,053	23,804	47,301	47,849

Operating income	6,635	6,709	12,445	12,355

Interest expense	(1,026)	(998)	(2,028)	(2,007)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(444)	(80)	(286)	405
Realized and unrealized gains (losses) on equity securities, net	(89)	(38)	(141)	(44)
Other income (loss), net	99	133	290	261
	(434)	15	(137)	622

Income before income taxes	5,175	5,726	10,280	10,970

Income tax expense	(1,336)	(1,537)	(2,663)	(3,013)

Net income	3,839	4,189	7,616	7,957

Less: Net income (loss) attributable to noncontrolling interests	(89)	(59)	(169)	(126)

Net income attributable to Comcast Corporation	$3,929	$4,248	$7,785	$8,082

Diluted earnings per common share attributable to Comcast Corporation shareholders	$1.00	$1.02	$1.97	$1.92

Diluted weighted-average number of common shares	3,920	4,183	3,956	4,205

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(in millions)	June 30,
	2024	2023

OPERATING ACTIVITIES
Net income	$7,616	$7,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,091	7,315
Share-based compensation	689	668
Noncash interest expense (income), net	218	140
Net (gain) loss on investment activity and other	391	(354)
Deferred income taxes	240	296
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	750	(92)
Film and television costs, net	23	58
Accounts payable and accrued expenses related to trade creditors	(648)	(718)
Other operating assets and liabilities	(3,798)	(843)

Net cash provided by operating activities	12,572	14,426

INVESTING ACTIVITIES
Capital expenditures	(5,354)	(5,627)
Cash paid for intangible assets	(1,341)	(1,577)
Construction of Universal Beijing Resort	(109)	(104)
Proceeds from sales of businesses and investments	557	369
Purchases of investments	(706)	(593)
Other	73	6

Net cash (used in) investing activities	(6,879)	(7,528)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	—	(660)
Proceeds from borrowings	3,266	6,044
Repurchases and repayments of debt	(1,911)	(3,001)
Repurchases of common stock under repurchase program and employee plans	(4,930)	(4,227)
Dividends paid	(2,418)	(2,387)
Other	175	(260)

Net cash (used in) financing activities	(5,817)	(4,492)

Impact of foreign currency on cash, cash equivalents and restricted cash	(17)	14

Increase (decrease) in cash, cash equivalents and restricted cash	(141)	2,420

Cash, cash equivalents and restricted cash, beginning of period	6,282	4,782

Cash, cash equivalents and restricted cash, end of period	$6,141	$7,202

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30,	December 31,
	2024	2023
ASSETS

Current Assets
Cash and cash equivalents	$6,065	$6,215
Receivables, net	13,167	13,813
Other current assets	4,220	3,959
Total current assets	23,452	23,987

Film and television costs	12,853	12,920

Investments	9,171	9,385

Property and equipment, net	60,507	59,686

Goodwill	58,376	59,268

Franchise rights	59,365	59,365

Other intangible assets, net	26,363	27,867

Other noncurrent assets, net	12,468	12,333

	$262,555	$264,811
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,736	$12,437
Accrued participations and residuals	1,520	1,671
Deferred revenue	3,943	3,242
Accrued expenses and other current liabilities	7,955	11,613
Current portion of debt	1,021	2,069
Advance on sale of investment	9,167	9,167
Total current liabilities	35,342	40,198

Noncurrent portion of debt	97,107	95,021

Deferred income taxes	26,252	26,003

Other noncurrent liabilities	19,914	20,122

Redeemable noncontrolling interests	236	241

Equity
Comcast Corporation shareholders' equity	83,219	82,703
Noncontrolling interests	485	523
Total equity	83,704	83,226

	$262,555	$264,811

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2024	2023	2024	2023
Net income attributable to Comcast Corporation	$3,929	$4,248	$7,785	$8,082
Net income (loss) attributable to noncontrolling interests	(89)	(59)	(169)	(126)
Income tax expense	1,336	1,537	2,663	3,013
Interest expense	1,026	998	2,028	2,007
Investment and other (income) loss, net	434	(15)	137	(622)
Depreciation	2,153	2,195	4,328	4,459
Amortization	1,387	1,343	2,762	2,856
Adjustments (1)	(3)	(3)	(9)	(11)
Adjusted EBITDA	$10,171	$10,244	$19,526	$19,659

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2024	2023	2024	2023
Net cash provided by operating activities	$4,724	$7,197	$12,572	$14,426
Capital expenditures	(2,724)	(2,963)	(5,354)	(5,627)
Cash paid for capitalized software and other intangible assets	(662)	(813)	(1,341)	(1,577)
Free Cash Flow	$1,338	$3,421	$5,877	$7,221

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2024	2023	2024	2023
Adjusted EBITDA	$10,171	$10,244	$19,526	$19,659
Capital expenditures	(2,724)	(2,963)	(5,354)	(5,627)
Cash paid for capitalized software and other intangible assets	(662)	(813)	(1,341)	(1,577)
Cash interest expense	(1,082)	(1,057)	(1,813)	(1,823)
Cash taxes	(4,219)	(2,236)	(4,568)	(2,384)
Changes in operating assets and liabilities	(585)	(244)	(1,526)	(1,975)
Noncash share-based compensation	316	309	689	668
Other (2)	123	181	264	279
Free Cash Flow	$1,338	$3,421	$5,877	$7,221

(1)
2nd quarter and year to date 2024 Adjusted EBITDA exclude $(3) and $(9) million of other operating and administrative expenses, respectively, related to our investment portfolio. 2nd quarter and year to date 2023 Adjusted EBITDA exclude $(3) and $(11) million of other operating and administrative expenses, respectively, related to our investment portfolio.

(2)
2nd quarter and year to date 2024 include adjustments of $(3) and $(9) million, respectively, related to our investment portfolio and 2nd quarter and year to date 2023 include adjustments of $(3) and $(11) million, respectively, related to our investment portfolio, as these amounts are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,

	2024		2023		2024		2023
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,929	$1.00	$4,248	$1.02	$7,785	$1.97	$8,082	$1.92
Change	(7.5%)	(1.3%)			(3.7%)	2.4%

Amortization of acquisition-related intangible assets (1)	433	0.11	444	0.11	870	0.22	875	0.21
Investments (2)	373	0.10	31	0.01	250	0.06	(358)	(0.09)

Adjusted Net income and Adjusted EPS	$4,735	$1.21	$4,723	$1.13	$8,906	$2.25	$8,600	$2.05
Change	0.2%	7.0%			3.6%	10.1%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Amortization of acquisition-related intangible assets before income taxes	$563	$572	$1,133	$1,128
Amortization of acquisition-related intangible assets, net of tax	$433	$444	$870	$875
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Realized and unrealized (gains) losses on equity securities, net	$89	$38	$141	$44
Equity in net (income) losses of investees, net and other	403	3	189	(518)
Investments before income taxes	493	41	329	(474)
Investments, net of tax	$373	$31	$250	($358)

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$18,068	$20	$18,088	$35,937	$154	$36,092
Business Services Connectivity	2,292	—	2,292	4,575	—	4,575
Total Connectivity & Platforms Revenue	$20,360	$20	$20,380	$40,512	$155	$40,667

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$7,024	$5	$7,029	$13,785	$23	$13,809
Business Services Connectivity	1,322	—	1,322	2,654	—	2,654
Total Connectivity & Platforms Adjusted EBITDA	$8,346	$5	$8,351	$16,439	$23	$16,462

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	38.9%	- bps	38.9%	38.4%	(10) bps	38.3%
Business Services Connectivity	57.7%	- bps	57.7%	58.0%	- bps	58.0%
Total Connectivity & Platforms Adjusted EBITDA Margin	41.0%	- bps	41.0%	40.6%	(10) bps	40.5%

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,377	$—	$6,377	$12,720	$—	$12,720
Domestic wireless	869	—	869	1,727	—	1,727
International connectivity	1,002	8	1,010	1,900	45	1,945
Total residential connectivity	$8,248	$8	$8,255	$16,346	$45	$16,392
Video	7,358	8	7,366	14,741	77	14,818
Advertising	993	2	995	1,900	14	1,914
Other	1,469	3	1,471	2,950	18	2,969
Total Revenue	$18,068	$20	$18,088	$35,937	$154	$36,092

Operating Expenses
Programming	$4,579	$3	$4,582	$9,178	$46	$9,224
Non-Programming	6,465	12	6,477	12,973	86	13,059
Total Operating Expenses	$11,044	$15	$11,059	$22,152	$131	$22,283

Adjusted EBITDA	$7,024	$5	$7,029	$13,785	$23	$13,809
Adjusted EBITDA Margin	38.9%	- bps	38.9%	38.4%	(10) bps	38.3%